EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 and related Prospectus of our report dated March 18, 2013, with respect to the audit of the consolidated balance sheets of BioTime, Inc. and Subsidiaries (collectively the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2012, which report appears in the Annual Report on Form 10-K of the Company for the year ended December 31, 2012, and to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ Rothstein Kass

New York, New York
April 19, 2013